Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-32437, 333-58181, 333-95855, 333-107403, 333-137982, 333-144133, and 333-160205 on Form S-8 of our reports dated April 28, 2010, relating to the consolidated financial statements and financial statement schedule of Apogee Enterprises, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s method of accounting for uncertain tax positions) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended February 27, 2010.

Deloitte & Touche LLP

Minneapolis, Minnesota

April 28, 2010